[SAUER DANFOSS LOGO]


FOR IMMEDIATE RELEASE
NOVEMBER 7, 2000

        SAUER-DANFOSS INC. REPORTS SOLID INCREASES IN THIRD QUARTER SALES
                                  AND EARNINGS

AMES, IOWA, USA, NOVEMBER 7, 2000--SAUER-DANFOSS INC. (NYSE: SHS), today announced its financial results for the third quarter and nine months ended October 1, 2000. The financial statements for both the 2000 third quarter and nine months include the operations of Danfoss Fluid Power A/S, which was acquired on May 3, 2000, in a transaction using the purchase method of accounting.

Net income for the third quarter 2000, excluding one-time merger-related costs and gains, totaled $8.1 million, or $0.18 per share, compared with net income for the third quarter 1999 of $3.6 million, or $0.14 per share. The third quarter 2000 amounts do not reflect $0.06 per share of one-time merger-related costs and gains. Reported net income for the third quarter 2000 was $5.3 million, or $0.12 per share. Danfoss Fluid Power contributed $0.03 per share to earnings.

Net sales for the quarter were $197.4 million, up 71.5 percent from 1999 net sales of $115.1 million. On a comparable basis, excluding the operations of Danfoss Fluid Power, net sales were up 14.0 percent in local currency, and at $124.2 million, up 7.9 percent as reported in U.S. dollars.

Klaus H. Murmann, Chairman, commented, "We had an outstanding quarter, with sales up 14 percent on a comparable basis, and earnings per share up 28 percent, excluding merger-related costs. I am particularly pleased with the strong performance of Danfoss Fluid Power, which added $0.03 per share to earnings in our first full quarter of operating as a combined company." Murmann continued, "We have recorded the strong sales and earnings in spite of lower sales in construction and road building."

On a comparable basis, excluding Danfoss Fluid Power, third quarter 2000 sales for the turf care market were up 26.4 percent, agricultural market sales were up
14.0 percent, the specialty vehicle market was up 7.0 percent, and distribution and aftermarket was up 1.0 percent. Construction market sales were down 7.4 percent and road building sales were down by 13.1 percent.

On a comparable basis, total backlog at the end of the third quarter 2000 was up
15.3 percent in local currency, and at $246.3 million, up 8.2 percent from last year's level of $227.6 million, as reported in U.S. dollars. Orders received for the third quarter were up 4.0 percent over the same period last year in local currency, but in U.S. dollars down by 2.5 percent at $128.0 million.

NINE MONTH REVIEW

Net income for the first nine months of 2000, excluding one-time merger-related costs and gains, totaled $30.7 million, or $0.83 per share, compared with net income for the first nine months of 1999 of $19.5 million, or $0.72 per share. The nine months 2000 amounts do not reflect $0.19 per share of one-time merger-related costs and gains. Reported net income for the first nine months of 2000 was $23.6 million, or $0.64 per share. Danfoss Fluid Power contributed $0.01 per share to earnings.

Net sales for the first nine months of 2000 were $586.6 million, up 41.0 percent from 1999 net sales of $416.1 million. On a comparable basis, net sales were up
13.3 percent in local currency, and at $455.8 million, up 9.5 percent from 1999 as reported in U.S. dollars. Orders received for the first nine months of 2000, on a comparable basis, were up 24.3 percent in local currency, and at $449.8 million, up 17.7 percent over the same period last year as reported in U.S. dollars.

SEGMENT RESULTS

North American third quarter 2000 net sales were $103.8 million, an increase of
41.6 percent from 1999 net sales of $73.3 million, or an increase of 9.7 percent on a comparable basis. Net income for North America for the third quarter 2000 was $0.7 million compared with $3.7 million for 1999. On a comparable basis, 2000 net income was $3.4 million. Total backlog at the end of the third quarter 2000, on a comparable basis, was $170.6 million, up 13.0 percent from last year's level of $151.0 million. Orders received for the third quarter were $82.7 million, a decrease of 3.4 percent over the same period last year.

European third quarter 2000 net sales were $91.4 million, or 125.7 percent above 1999 net sales of $40.5 million. On a comparable basis, net sales were up 19.6 percent in local currency, and up 2.7 percent as reported in U.S. dollars. Net income for Europe for the third quarter 2000 was $5.7 million compared with $0.1 million for 1999. On a comparable basis, 2000 net income was $0.6 million. Total backlog at the end of the third quarter 2000, on a comparable basis, was up 20.9 percent in local currency, and at $74.5 million, down 0.5 percent from last year's level of $74.9 million, as reported in U.S. dollars. Orders received for the third quarter were up 17.6 percent in local currency on the same period last year, but down 3.3 percent to $43.8, as reported in U.S. dollars.

East Asia third quarter 2000 net sales were $7.5 million, an increase of 56.2 percent over 1999 sales of $4.8 million, but a decrease of 4.2 percent on a comparable basis.

"While the segment results reflect a slowing in North America, we continue to see strength in our European operations," stated Murmann. "In Europe, the strong results were led by the record sales and earnings in our Danish and German operations. We are beginning to see the synergies and market share gains we expected with our merger with Danfoss Fluid Power."

UPDATE ON DANFOSS FLUID POWER INTEGRATION

Murmann reported, "The Company's restructuring plans are proceeding well. In the third quarter, a number of product lines were moved from the Racine, Wisconsin, plant to the West Branch, Iowa, plant. We are on track to complete the move by year-end and continue to expect annual pre-tax savings of $2.5 million. We are also restructuring our European sale offices and are also scheduled to finish by year-end. The merger with Danfoss Fluid Power has given us opportunities to rationalize any overlap between our businesses, and we continue to focus on improving the operating efficiency of the Company."

GROWTH STRATEGY

Mr. Murmann continued, "As the global leader in mobile hydraulics, we are well-positioned to achieve strong growth over the long-term through our focused growth strategy. The strength of our combined companies enables us to effectively market more components and complete systems to our existing customers, while at the same time target new market opportunities through continued global expansion and selective, value-added acquisitions."

FOURTH QUARTER OUTLOOK

Mr. Murmann commented, "Our strong results for the first nine months are somewhat tempered by the declines we are seeing in the construction and road building markets, especially in North America. We now see the full year 2000 net income, before amortization and restructuring costs, coming in between $0.95 to $1.00 per share. This compares to our earlier projections of $0.90 per share. We are estimating amortization and restructuring costs to be approximately $0.31 per share compared to our earlier projection of $0.20 to $0.22 per share. We are now forecasting full year 2000 reported earnings of $0.64 to $0.69. The higher one-time costs are being primarily driven by our decision to close and move the Racine plant. This move, as stated before, will result in additional pre-tax savings of $2.5 million. The total annual pre-tax sales and cost synergies from our merger with Danfoss Fluid Power are now forecasted to reach $19.0 - $23.0 million by 2004."

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,500 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PROVIDE A MORE DETAILED DESCRIPTION OF THESE RISKS AND UNCERTAINTIES.



FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS


KENNETH D. MCCUSKEY                 Sauer-Danfoss Inc.                 Phone:       (515) 239-6364
Vice President - Finance            2800 East 13th Street              Fax:         (515) 239-6443
                                    Ames, Iowa, USA 50010              kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK                    Sauer-Danfoss Inc.                 Phone:   +49-4321-871-190
Director of Finance - Europe        Krokamp 35                         Fax:     +49-4321-871-121
                                    D-24539 Neumunster                 jlangrick@sauer-danfoss.com


Internet:  http://www.sauer-danfoss.com


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CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                        13 Weeks Ended                      39 Weeks Ended
Unaudited                                                         OCTOBER 1,      October 3,          OCTOBER 1,      October 3,
(Dollars in thousands except share and per share data)               2000            1999                2000            1999
--------------------------------------------------------------------------------------------------------------------------------
NET SALES                                                       $   197,366     $   115,068         $   586,617     $   416,129
Cost of sales                                                       147,103          87,659             433,160         312,196
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Gross profit                                                         50,263          27,409             153,457         103,933
Selling                                                              11,971           5,880              28,923          18,808
Research and development                                              8,105           5,621              22,882          17,149
Administrative                                                       15,705           7,621              41,831          23,826
Restructuring charges                                                 6,559               -               8,977               -
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                             42,340          19,122             102,613          59,783
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INCOME FROM OPERATIONS                                                7,923           8,287              50,844          44,150
Nonoperating income (expenses):
   Interest expense, net                                             (2,882)         (1,634)             (7,882)         (6,402)
   Minority interest                                                   (236)           (919)             (6,867)         (6,701)
   Other, net                                                         3,934              37               2,636            (103)
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                            8,739           5,771              38,731          30,944
Income taxes                                                         (3,408)         (2,137)            (15,105)        (11,449)
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                      $     5,331     $     3,634         $    23,626     $    19,495
================================================================================================================================
NET INCOME PER SHARE:
   Basic and diluted net income per common share                $      0.12     $      0.14         $      0.64     $      0.72
================================================================================================================================
Basic weighted average shares outstanding                        45,303,618      27,226,050          37,201,618      27,225,428
Diluted weighted average shares outstanding                      45,305,174      27,258,061          37,203,068      27,236,129
Cash dividends per common share                                 $      0.07     $      0.07         $      0.21     $      0.21
================================================================================================================================


BUSINESS SEGMENT INFORMATION BY GEOGRAPHIC AREA

                                                                       13 Weeks Ended                       39 Weeks Ended
Unaudited                                                         OCTOBER 1,     October 3,           OCTOBER 1,     October 3,
(Dollars in thousands)                                               2000           1999                 2000           1999
--------------------------------------------------------------------------------------------------------------------------------
NET SALES
   North America                                                   $103,837        $ 73,258            $344,851        $265,741
   Europe                                                            91,368          40,459             237,180         145,840
   Other                                                              2,161           1,351               4,586           4,548
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                              $197,366        $115,068            $586,617        $416,129
================================================================================================================================
NET INCOME
   North America                                                   $    694        $  3,680            $ 14,390        $ 18,076
   Europe                                                             5,693              47              11,694           2,831
   Other                                                             (1,056)            (93)             (2,458)         (1,412)
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TOTAL                                                              $  5,331        $  3,634            $ 23,626        $ 19,495
================================================================================================================================

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                              39 Weeks Ended
Unaudited                                                                              OCTOBER 1,         October 3,
(Dollars in thousands)                                                                    2000               1999
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
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                              $ 23,626           $ 19,495
Depreciation and amortization                                                             37,544             27,405
Minority interest in income of consolidated companies                                      6,867              6,700
Net change in receivables, inventories, and payables                                     (17,418)             3,169
Other, net                                                                                19,090             13,836
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NET CASH PROVIDED BY OPERATING ACTIVITIES                                                 69,709             70,605
====================================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment                                               (44,323)           (45,834)
Payments for acquisitions, net of cash acquired                                            5,126                  -
Proceeds from sales of property, plant and equipment                                         444                358
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NET CASH USED IN INVESTING ACTIVITIES                                                    (38,753)           (45,476)
====================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on notes payable and bank overdrafts                          18,230             (5,818)
Net repayments of long-term debt                                                          (4,518)            (8,722)
Repurchase of common stock                                                                (5,722)                 -
Cash dividends                                                                            (8,268)            (5,754)
Distribution to minority interest partners                                                (7,608)            (6,049)
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NET CASH USED IN FINANCING ACTIVITIES                                                     (7,886)           (26,343)
====================================================================================================================
Effect of exchange rate changes                                                           (3,353)            (1,745)
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Net increase (decrease) in cash and cash equivalents                                      19,717             (2,959)
Cash and cash equivalents at beginning of year                                             5,061              8,891
--------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                              $ 24,778           $  5,932
====================================================================================================================


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CONDENSED CONSOLIDATED BALANCE SHEET



Unaudited                                                                       OCTOBER 1,              December 31,
(Dollars in thousands)                                                             2000                     1999
--------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                        $ 24,778                  $  5,061
Accounts receivable, net                                                          132,949                    73,305
Inventories                                                                       130,415                    73,977
Other current assets                                                                9,166                     9,242
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TOTAL CURRENT ASSETS                                                              297,308                   161,585
Property, plant and equipment, net                                                400,016                   269,485
Other assets                                                                       86,029                    11,445
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     $783,353                  $442,515
====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable and bank overdrafts                                                $ 41,967                  $ 19,312
Long-term debt due within one year                                                  1,141                     1,609
Accounts payable                                                                   60,226                    39,064
Other accrued liabilities                                                          63,588                    30,285
--------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                         166,922                    90,270
Long-term debt                                                                    177,782                   110,934
Long-term pension liability                                                        28,493                    31,342
Deferred income taxes                                                              26,157                     5,448
Other liabilities                                                                  21,166                    20,008
Minority interest in net assets of consolidated companies                          27,904                    33,761
Stockholders' equity                                                              334,929                   150,752
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $783,353                  $442,515
====================================================================================================================
